UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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CADIZ INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CADIZ INC.
__________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2008

To our Stockholders:

     The annual meeting of stockholders of Cadiz Inc., a Delaware corporation, will be held at the law offices of Theodora Oringher Miller & Richman PC, located at 2029 Century Park East, 6th Floor, Los Angeles, California 90067, on Friday, May 9, 2008, at 11 a.m., local time, and any adjournments thereof, to consider and act upon the following matters:

(1)	The election of six members of the Board of Directors, each to serve until the next annual meeting of stockholders or until their respective successors shall have been elected and qualified;

(2)	Ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as Cadiz' independent certified public accountants for fiscal year 2008;

(3)	The transaction of such other business as may properly come before the meeting and any adjournments thereof.

     The accompanying proxy statement contains a more complete description of these proposals.

     Only stockholders of record at the close of business on March 17, 2008 are entitled to notice of and to vote at the annual meeting. In order to constitute a quorum for the conduct of business at the annual meeting, holders of a majority of all outstanding voting shares of our common stock must be present in person or be represented by proxy.

     Whether or not you expect to attend the annual meeting in person, please either vote your shares via Internet, by phone (detailed instructions are included on the proxy card) or date, sign and mail the enclosed proxy in the postage paid return envelope provided as promptly as possible.  The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

O'Donnell Iselin II
Secretary

Los Angeles, California
March 25, 2008

CADIZ INC.
Annual Meeting of Stockholders

CADIZ INC.
550 S. Hope Street, Suite 2850
Los Angeles, California 90071

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2008

INFORMATION ABOUT SOLICITATION AND VOTING

     The Board of Directors of Cadiz Inc. is soliciting proxies to be voted at the annual meeting of our stockholders to be held on Friday, May 9, 2008, at the time and place and for the purposes set forth in the  accompanying Notice of Annual Meeting of Stockholders.  This proxy statement contains information that may help you decide how to vote.  These proxy materials were mailed on or about March 24, 2008 to all stockholders of record.

     Cadiz' Annual Report on Form 10-K for the year ended December 31, 2007, including audited financial statements, is being mailed to you with this proxy statement.

RECORD DATE, VOTING SECURITIES AND QUORUM

     The Board of Directors has fixed the close of business on March 17, 2008 as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting.

     On the record date, 11,958,210 shares of our common stock were outstanding.  Holders of common stock are entitled to one vote per share.  Only stockholders of record at the close of business on the record date will be entitled to vote.

     The candidates for director receiving a plurality of the votes of the shares present in person or represented by proxy will be elected (Proposal 1).  An affirmative vote of a majority of the shares present or represented by proxy and voting at the meeting is required for ratification of Cadiz' independent registered public accounting firm (Proposal 2).  If you complete, sign, and date the enclosed proxy and return it before the meeting, the persons named will vote your shares as you specify in the proxy. If you sign, date, and return your proxy but do not indicate how you wish your shares voted, they will be voted for the proposals. If you do not return a signed proxy, or submit your vote via Internet or by phone, then your shares will not be voted unless you attend the meeting and vote in person.

     To have a quorum, holders of a majority of all shares of voting stock outstanding on the record date must be present at the meeting, either in person or by proxy.  Abstentions and "broker non-votes" - shares held by brokerage firms for their clients as to which the firms have not received voting instructions from their clients and therefore do not have the authority to vote - will be counted for purposes of determining a quorum, but will be treated as neither a vote "for" nor a vote "against" the proposals.

REVOCABILITY OF PROXIES

     You may revoke a proxy any time before the voting begins in any of the following ways:

     *  By giving written notice to our corporate secretary;

     *  By signing and delivering a later dated proxy; or

     *  By attending and voting in person at the meeting.

COST OF SOLICITATION

     We are paying the expenses of this solicitation. If requested, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies, without extra compensation, in person or by telephone, fax, e-mail, or similar means.

PROPOSAL 1

ELECTION OF DIRECTORS

     The Board of Directors has nominated the six persons listed below for election at the annual meeting to serve as directors for a term expiring at the 2008 annual meeting of stockholders or until their respective successors are elected and qualified.

Keith Brackpool
Murray H. Hutchison
Timothy J. Shaheen
Stephen J. Duffy
Winston H. Hickox
Geoffrey Grant

     Each of the nominees currently serves as a director and has agreed to serve as such for another term if elected.  Under the terms of our credit facility with Peloton Multi-Strategy Master Fund and Milfam II L.P., as lenders, and Peloton Partners, LLP, as administrative agent (collectively, "Peloton"), Peloton has the right to designate one independent director to serve on the Board and its committees.  Peloton has selected Raymond J. Pacini as its designee.   Mr. Pacini will serve as a director along with the other persons who are elected as directors from the six nominees named above.

     Proxies will be voted for the election of the nominees named above unless instructions are given to the contrary. Proxies cannot be voted for a greater number of persons than the number of nominees named.  Should any nominee become unable to serve as a director, the persons named in the enclosed form of proxy will, unless otherwise directed, vote for the election of such other person as the present Board of Directors may designate to fill that position.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 1.

DIRECTORS AND EXECUTIVE OFFICERS

     The following sets forth certain biographical information, the present occupation and the business experience for the past five years or more of each director and executive officer:

Nominees for Director:

Name	Age	Position with Cadiz

Keith Brackpool	50	Chairman of the Board,
		President and
		Chief Executive Officer

Murray H. Hutchison	69	Director

Timothy J. Shaheen	48	Director

Stephen J. Duffy	54	Director

Winston H. Hickox	65	Director

Geoffrey Grant	47	Director

Director designated by the
Peloton Credit Agreement:

Name	Age	Position with Cadiz

Raymond J. Pacini	52	Director

Executive Officers who are not Directors:

Name	Age	Position with Cadiz

O'Donnell Iselin II	54	Chief Financial Officer and Secretary

Richard E. Stoddard	57	Assistant Secretary, Chairman of the Board of
		Managers and CEO of Cadiz Real Estate LLC

     Keith Brackpool is a founder of Cadiz, has served as a member of Cadiz' Board of Directors since September 1986, and has served as President and Chief Executive Officer of Cadiz since December 1991. Mr. Brackpool assumed the role of Chairman of the Board of Cadiz on May 14, 2001, and was the Chief Financial Officer from May 19, 2003 until the appointment of Mr. Iselin to that position in October 2005. Mr. Brackpool has also been a principal of 1334 Partners L.P., a partnership that owns commercial real estate from 1989 to present.

     Murray H. Hutchison was appointed a director of Cadiz in June 1997. He is also a member of the Board of Managers (an LLC's functional equivalent of a Board of Directors) of Cadiz' subsidiary, Cadiz Real Estate LLC. In his capacity as a manager of the LLC, he performs essentially the same duties on behalf of the LLC as he would as an outside director for a corporation.  Since his retirement in 1996 from International Technology Corporation, a publicly traded diversified environmental management company, Mr. Hutchison has been self-employed with his business activities involving primarily the management of an investment portfolio. From 1976 to 1996, Mr. Hutchison served as Chief Executive Officer and Chairman of International Technology.  Mr. Hutchison currently serves as Chairman of the Board of Texas Eastern Product Pipelines Company (TEPPCO), a publicly traded company operating in refined petroleum products, liquefied petroleum gases and petrochemical transportation and storage.  Mr. Hutchison serves as lead director on the board of Jack in the Box, Inc., a publicly traded fast food restaurant chain; and as a director on the board of Cardium Therapeutics, Inc., a publicly traded medical technology company. Additionally, Mr. Hutchison serves as Chairman of the Huntington Hotel Corporation, owner of a privately owned hotel and office building, and as a director of several other non-publicly traded U.S. companies.

     Timothy J. Shaheen was appointed a director of Cadiz in March 1999. Mr. Shaheen is a private investor and principal of Difinity Capital Partners LLP.  Commencing January 1, 2008, Mr. Shaheen, as the sole member and manager of AG Derivatives, L.L.C., provides agricultural management consulting services to Cadiz.  From September 1996 to April 2005, Mr. Shaheen served as the President, Chief Executive Officer and a director of Sun World International.  Prior to joining Sun World, Mr. Shaheen served as a senior executive with Albert Fisher North America, a publicly traded domestic and international produce company from 1989 to 1996. While with Albert Fisher, Mr. Shaheen also served as director of its Canadian produce operations and as a director of Fresh Western Marketing, one of the largest growers and shippers of fresh vegetables in the Salinas Valley of California. Prior to his employment with Albert Fisher, Mr. Shaheen has seven years of experience with the accounting firm of Ernst & Young LLP. Mr. Shaheen is a certified public accountant.

     Raymond J. Pacini was appointed a director of Cadiz effective June 16, 2005.  Mr. Pacini is  the designee of Peloton pursuant to the right of Peloton to designate a single director under the terms of Cadiz' credit facility with Peloton.  Mr. Pacini was originally appointed to the Board as a nominee of ING pursuant to the rights of ING, our prior lender, as a former holder of Cadiz' Series F preferred stock.  As of June 29, 2006, Cadiz' loan with ING was paid in full and ING's right to designate members of our Board of Directors was terminated.  Since May 1998, Mr. Pacini has been the President, Chief Executive Officer and a Director of California Coastal Communities, Inc., a publicly traded (NASDAQ:CALC) residential land development and homebuilding company operating in Southern California.  From June 1990 until May 1998, Mr. Pacini was the Chief Financial Officer of CALC (formerly known as Koll Real Estate Group, Inc. and Henley Properties, Inc.).

     Stephen J. Duffy was appointed a director of Cadiz effective July 3, 2006 to replace outgoing director Gregory Preston, who resigned on June 30, 2006.  Mr. Duffy is Managing Principal of KayEl Capital LLC, a real estate investment company, operating nationally.  During 2007, Mr. Duffy was a principal of IHP Capital Partners.  From 2004 - 2006 Mr. Duffy served as Chief Operating Officer for Western National Realty Advisors.  Prior to joining Western National Realty Advisors, Mr. Duffy was the Partner-in-Charge of Real Estate Capital Markets for the Western U.S. with Ernst & Young, LLP.  Ernst & Young, LLP merged with Kenneth Leventhal & Company in 1995, and Mr. Duffy was the Managing Partner of Kenneth Leventhal & Company's Real Estate Consulting Practice in Newport Beach, California at that time. Mr. Duffy has over 25 years of management consulting and finance experience, specializing in capital markets and strategic planning.

     Winston Hickox was appointed a director of Cadiz effective October 2, 2006.   Mr. Hickox is currently a partner at California Strategies, a public policy consulting firm.  From 2004 - 2006 Mr. Hickox completed a two-year assignment as Sr. Portfolio Manager with the California Public Employees’ Retirement System (CalPERS) where he assisted with the design and implementation of a series of environmentally oriented investment initiatives in the Private Equity, Real Estate, Global Public Equities, and Corporate Governance segments of the fund’s $211 billion investment portfolio.  Prior to his assignment at CalPers, from 1999 - 2003, Mr. Hickox served as Secretary of the California Environmental Protection Agency and a member of the Governor’s cabinet.  Mr. Hickox’s environmental policy experience also includes two years as an alternate member of the California Coastal Commission  (1997-1999); seven years as Special Assistant of Environmental Affairs for California Governor Edmund G. Brown, Jr.  (1975 - 1983); twelve years on the board of the California League of Conservation Voters, including a four-year term as Board President  (1994 - 2006); and two years on the boards of Audubon California and Sustainable Conservation  (2004 - present).  Additionally, Mr. Hickox is currently serving as a member of the board of Thomas Properties Group, a publicly traded full service real estate investment firm and as a member of the Sacramento County Employees’ Retirement System board. Earlier in his professional career, Mr. Hickox was a partner and Managing Director with LaSalle Advisors, Ltd., a major force in the world's real estate capital markets, and a Managing Director with Alex Brown Kleinwort Benson Realty Advisors Corp., where he served as head of the firm’s Portfolio Management Group.

     Geoffrey Grant was appointed a director of Cadiz effective January 22, 2007. Mr. Grant is presently a Managing Partner and the Chief Investment Officer of Peloton Partners LLP, a global asset management firm launched in 2005 (“Peloton”), which is the administrative agent under our credit facility with Peloton, and which is an affiliate of one of the lenders under this facility.    Prior to founding Peloton, Mr. Grant was with Goldman Sachs for 15 years, from 1989 to 2004.  Mr. Grant’s last responsibility at Goldman Sachs was as Head of Global Foreign Exchange and Co-head of the Proprietary Trading Group in London.  Mr. Grant began his career at Morgan Stanley, working in New York and Tokyo from 1981 to 1989.

     Richard E. Stoddard serves as Chairman and CEO of the Board of Managers of Cadiz Real Estate LLC, a wholly-owned subsidiary of Cadiz, as a consultant, directing the Company’s legal activities and development of the Cadiz Valley water project and other Cadiz real estate assets.  Mr. Stoddard also serves as the Assistant Secretary of Cadiz.  In addition, since 1988, Mr. Stoddard has served as the Chairman and CEO of Kaiser Ventures LLC, an unrelated company involved in real estate development and waste management projects in southern California.

     O'Donnell Iselin II joined Cadiz as its Chief Financial Officer in October 2005.  From October 2004 until his appointment as Cadiz' Chief Financial Officer, Mr. Iselin served as Treasurer of Southwest Water Company, a NASDAQ listed water utility and services company.  From 1989 to 2004, Mr. Iselin was employed in various capacities by Hughes Electronics Corporation, now The DIRECTV Group, Inc., serving since 2000 as Director of Treasury.

THE BOARD OF DIRECTORS

     Directors of Cadiz hold office until the next annual meeting of stockholders or until their successors are elected and qualified.  There are no family relationships between any directors or current officers of Cadiz.  Officers serve at the discretion of the Board of Directors.

     The Board is elected annually.  Presently the Board is comprised of seven directors, of whom two are current or former executive officers of Cadiz or a former subsidiary of Cadiz.  Mr. Brackpool is the Company's Chief Executive Officer.  Mr. Shaheen previously served as President, Chief Executive Officer and a director of Sun World International, the Company's former subsidiary, until April 2005.  Mr. Shaheen provides agricultural management consulting services to the Company in his capacity as the sole member and manager of AG Derivatives, L.L.C., a California limited liability company which executed a consulting agreement with Cadiz as of January 1, 2008.  Mr. Grant, the Chief Investment Officer and a Managing Partner of Peloton Partners, has been determined by the Board to be precluded from a designation of independence under the current rules and regulations of the Securities and Exchange Commission and the pertinent listing standards of the NASDAQ Global Market (formerly NASDAQ National Market).  Mr. Pacini, a designee of Peloton pursuant to the right of Peloton to designate a single director under the terms of Peloton's credit facility, and the three remaining directors, Messrs. Hutchison, Duffy and Hickox, have all been affirmatively determined by the Board to be "independent" under all relevant securities and other laws and regulations, including those set forth in SEC and regulations and pertinent listing standards of the NASDAQ Global Market, as in effect from time to time.

     The Board maintains three committees, whose functions are described below.  The Board has determined that all members of its committees are  independent.  Each committee maintains a written charter detailing its authority and responsibilities.  These charters are reviewed periodically as legislative and regulatory developments and business circumstances warrant and are available in their entirety on the Company's website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy.

     The Company's independent directors meet routinely in executive session without the presence of management.

     Stockholders wishing to communicate with the Board, or with a specific  Board member, may do so by writing to the Board, or to the particular Board member, and delivering the communication in person or mailing it to: Board of Directors c/o O'Donnell Iselin II, Corporate Secretary, Cadiz Inc., 550 S. Hope Street, Suite 2850, Los Angeles, California 90071.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the year ended December 31, 2007, the Board of Directors held four formal meetings, conferred on a number of occasions through telephone conferences, and took action, when appropriate, by unanimous written consent.  All members of the Board of Directors were present at each meeting, with the exception of  Mr. Shaheen.  Mr. Shaheen was unable to attend one telephonic meeting.

     The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, each of which is comprised entirely of directors whom the Board has affirmatively determined to be independent, as they meet the objective requirements set forth by the NASDAQ Global Market and the SEC, and have no relationship, direct or indirect, to the Company other than as stockholders or through their service on the Board.

     The Audit Committee is responsible for (i) considering the adequacy of the Company's internal accounting control procedures, (ii) overseeing the Company's compliance with legal and regulatory requirements, (iii) reviewing the independent auditor's qualifications and independence, (iv) the appointment, compensation and oversight of all work performed by the independent registered public accounting firm and (v) overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.  The Committee advises and makes recommendations to the Board of Directors regarding the financial, investment and accounting procedures and practices followed by the Company.  The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy.  The Audit Committee is currently composed of Raymond J. Pacini, Stephen J. Duffy and Winston H. Hickox.   The Audit Committee met four times during the year ended December 31, 2007.  All the members of the Audit Committee were present at each meeting.

     The Compensation Committee oversees compensation of the Chief Executive Officer and key executives and oversees regulatory compliance with respect to the Company's compensation matters.  The Committee also oversees the Company's compensation policy applicable to senior management of the Company and advises and makes recommendations to the Board of Directors regarding the compensation of directors and executive officers.  The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy.  The Compensation Committee is currently composed of Mr. Hutchison, Mr. Pacini, Mr. Duffy, and Mr. Hickox.   The Compensation Committee met two times during the year ended December 31, 2007.  All the members of the Compensation Committee were present at each meeting.

     The Corporate Governance and Nominating Committee is responsible for the establishment of procedures for the Committee's oversight of the evaluation of the Board and management.  The Committee makes recommendations to the Board of corporate guidelines and principles applicable to the Company.  The Committee is also responsible for the identification and recommendation to the Board of qualified candidates for nomination to the Company's Board of Directors. The Committee will consider director candidates recommended by  stockholders provided the nominations are received on a timely basis and contain all information relating to such nominee as is required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person's written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, the name and address of such stockholder or beneficial owner on whose behalf the proposed nomination is being made, and the class and number of shares of the Company owned beneficially and of record by such stockholder or beneficial owner.  The Corporate Governance and Nominating Committee will consider nominees suggested by stockholders on the same terms as nominees selected by the Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee believes that nominees for election to the Board of Directors must possess certain minimum qualifications.  The Committee will consider a candidate's judgment, skill, diversity, experience with businesses and other organizations of comparable size, financial background, beneficial ownership of the Company, and the interplay of the candidate's experience with the experience of other Board members, among other factors, in assessing a candidate.  Except as set forth above, the Corporate Governance and Nominating Committee does not currently have a formal policy regarding the handling or consideration of director candidate recommendations received from a stockholder, or a formal process for identifying and evaluating nominees for directors (including nominees recommended by stockholder).  These issues will be considered by the Corporate Governance and Nominating Committee, which will then make a recommendation to the Board.  The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at http://www.cadizinc.com and to any stockholder otherwise requesting a copy.   The Corporate Governance and Nominating Committee is currently composed of Mr. Hutchison, Mr. Pacini, Mr. Duffy, and Mr. Hickox.   The Corporate Governance and Nominating Committee met once during the year ended December 31, 2007.  All the members of the Corporate Governance and Nominating Committee were present at the meeting.

     Mr. Pacini serves as Peloton's designee on Cadiz' Board of Directors, pursuant to Peloton's right to designate a single director under the terms of Cadiz' credit facility with Peloton.  Mr. Pacini serves on the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

     The Board of Directors has determined that Mr. Pacini, a member of the Company's Audit Committee, is an "audit committee financial expert" as that term is defined in Item 401(h) of Regulation S-K under the Securities Act.

CODE OF ETHICS

     Cadiz has adopted a code of ethics that applies to all of its employees, including its chief executive officer and chief financial officer.  A copy of the code of ethics may be found on Cadiz' website at http://www.cadizinc.com. Any employee who becomes aware of any existing or potential violation of the code of ethics is required to report it.  Any waivers from the code of ethics granted to directors or executive officers will be promptly disclosed on the Company's website at http://www.cadizinc.com.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires Cadiz' directors and executive officers, and persons who beneficially own more than 10% of a registered class of Cadiz' equity securities ("reporting persons"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Cadiz.  Reporting persons are required by Commission regulations to furnish Cadiz with copies of all Section 16(a) forms they file.

     To Cadiz' knowledge, based solely on a review of the copies of reports and amendments thereto on Forms 3, 4 and 5 furnished to us by reporting persons and forms that we filed on behalf of certain directors and officers, during, and with respect to, Cadiz' fiscal year ended December 31, 2007, and on a review of written representations from reporting persons to Cadiz that no other reports were required to be filed for such fiscal year, all Section 16(a) filing requirements applicable to Cadiz' reporting persons were satisfied in a timely manner, except that a Form 3 and Form 4 filing of Geoffrey Grant, and two Form 4 filings of Peloton, were inadvertently filed late.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of Cadiz voting securities, as of the record date for the annual meeting, by each stockholder who we know to own beneficially more than five percent of our common stock, and by each director, each named executive officer, and all directors and executive officers as a group, excluding, in each case, rights under options or warrants not exercisable within 60 days.  All persons named have sole voting power and investment power over their shares except as otherwise noted.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class

Peloton Partners, LLP Peloton Master Fund 17 Broadwick Street London X0 W1F 0DJ	3,028,262(1)	25.3%

FMR Corp. 82 Devonshire Street Boston MA 02109	1,140,226(2)	9.5%

Bedford Oak Advisors, LLC Bedford Oak Partners, LP Harvey P. Eisen 100 South Bedford Road Mt. Kisco, NY 10549	991,046(3)	8.3%

Pictet Asset Management SA 60 Route Des Acacias Geneva 73 Switzerland CH-12 11	950,369(4)	7.9%

Persistency Persistency Capital LLC Andrew Morris 1270 Avenue of the Americas Suite 2100 New York, NY 10020	822,522(5)	6.9%

Frost Gamma Investment Trust 4400 Biscayne Blvd Miami, FL 33137	614,687(6)	5.1%

Keith Brackpool c/o 550 South Hope St., Suite 2850 Los Angeles, CA 90071	207,436 (7)	1.7%

Richard E. Stoddard c/o 550 South Hope St., Suite 2850 Los Angeles, CA 90071	175,311(8)	1.5%

O’Donnell Iselin c/o 550 South Hope St., Suite 2850 Los Angeles, CA 90071	40,000 (9)	*

Timothy J. Shaheen c/o 550 South Hope St., Suite 2850 Los Angeles, CA 90071	11,735	*

Murray Hutchison c/o 550 South Hope St., Suite 2850 Los Angeles, CA 90071	11,085	*

Raymond J. Pacini c/o 550 South Hope St., Suite 2850 Los Angeles, CA 90071	2,386	*

Stephen J. Duffy c/o 550 South Hope St., Suite 2850 Los Angeles, CA 90071	876	*

Winston H. Hickox c/o 550 South Hope St., Suite 2850 Los Angeles, CA 90071	657	*

Geoffrey Grant c/o 550 South Hope St., Suite 2850 Los Angeles, CA 90071	0 (10)	*

All Directors and officers as a group (nine individuals)	449,486(7)(8)(9)(10)	3.8%
______________________________________________________________

*	Represents less than one percent of the 11,958,210 outstanding shares of common stock of Cadiz as of March 5, 2008.

Footnotes

(1)
Based upon correspondence with Peloton Partners LLP and Cadiz corporate records, Peloton Partners LLP, in its capacity as the investment advisor of Peloton Master Fund, beneficially owns an aggregate of 3,028,262 shares of Cadiz common stock as of February 27, 2008. This includes the right to purchase 1,643,158 shares of common stock of Cadiz upon the conversion of the Convertible Term Loan Agreement between Peloton Partners LLP, Cadiz and Cadiz Real Estate LLC.

(2)
Based upon Form 13G/A filed with the SEC on February 14, 2007 by FMR Corp, Cadiz corporate records of stock issuances and correspondence with Fidelity Investments and its parent FMR Corp., FMR Corp. and its affiliated entities beneficially own an aggregate of 1,140,226 shares of Cadiz common stock, and have sole voting and dispositive power of the stock.

(3)
Based upon Form 13G filed with the SEC in on February 15, 2008, Cadiz corporate records of stock issuances and correspondence with Bedford Oak Advisors, the listed related entities beneficially own an aggregate of 991,046 shares of Cadiz common stock.

(4)
Based upon a Form 13G/A filed on January 11, 2008 with the SEC, Cadiz corporate records of stock issuances and correspondence with Pictet Asset Management SA, Pictet Asset Management SA beneficially owns an aggregate of 950,369 shares of Cadiz common stock and has sole voting and dispositive power of the stock.

(5)	Based upon Form 13G filed with the SEC on February 7, 2008, the listed related entities beneficially own an aggregate of 822,522 shares of Cadiz common stock.

(6)
Based upon a Form 13G/A filed on February 15, 2008 with the SEC, Frost Gamma Investment Trust beneficially owns an aggregate of 614,687 shares of Cadiz common stock and has sole voting and dispositive power of the stock.

(7)	Includes 100,000 shares underlying presently exercisable options.

(8)	Includes 100,000 shares underlying presently exercisable options.

(9)	Represents 40,000 shares underlying presently exercisable options.

(10)
According to correspondence with Peloton Partners LLP, Mr. Grant is Chief Investment Officer of Peloton Partners LLP and conducts the investment activities of Peloton Partners LLP, Peloton Partners LP & Peloton Multi-Strategy Master Fund, which held an aggregate of 3,028,262 shares of Cadiz common stock on February 27, 2008.  This includes the right to purchase 1,643,158 shares of common stock of Cadiz under the Convertible Term  Loan Agreement between Peloton Partners, Cadiz and Cadiz Real Estate LLC. Mr. Grant does not directly own any shares of Cadiz common stock and disclaims any beneficial ownership of Cadiz common stock to the extent that such beneficial ownership exceeds such person’s pecuniary interest.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PHILOSOPHY

     Our executive compensation programs are designed to enhance operating performance and to maximize the long-term value of our assets and stockholder value by aligning the financial interests of the executive officers and management with those of our stockholders.  Such a compensation program helps to achieve Cadiz' business and financial objectives and provide incentives needed to attract and retain well-qualified executives in a highly competitive marketplace.

     Our development activities are inherently long-term in nature.  Our quarterly and annual results of operations have not, and in the near term are not expected to, bear a direct relationship to the progress made by us in the development of our land and water resources.  Accordingly, in order to achieve our basic goal of matching the financial interest of our executive officers and management with those of our stockholders, our compensation program emphasizes long-term incentives.  In this respect, our compensation program is weighted more heavily towards long-term incentives than is typical of other companies with similarly sized asset portfolios.  Through the programs described below, a very significant portion of our executive compensation is linked to share price appreciation and corporate performance.

     Our Board of Directors has formed a Compensation Committee which is responsible for reviewing and establishing the compensation payable to our executive officers, including our Chief Executive Officer.  For executive officers other than the Chief Executive Officer, the Committee establishes compensation levels based, in part, upon the recommendations of our Chief Executive Officer.  Currently, we have only three executive officers, including our Chief Executive Officer.  The Compensation Committee is therefore able to consider the performance of each officer on an individual basis in adjusting base salary levels and in determining additional incentive compensation, such as the cash awards and long term incentives discussed below.

ELEMENTS OF COMPENSATION

Our compensation program has three primary components: base salary, performance-based cash awards and long-term incentives through stock awards.

     BASE SALARY.  In light of our emphasis on long-term incentives, the base salary component of our compensation program is lower than that typically provided by similarly sized companies.  No specific or set formula has been used to tie base salary levels to precise measurable factors; rather, current base salaries have been established by agreements negotiated directly with our key executives.

     Our Chief Executive Officer, Mr. Keith Brackpool, is charged with the overall responsibility for our company's performance.  Mr. Brackpool is compensated pursuant to a written agreement effective as of February 1, 2003, which established a base salary of $250,000 per year.  This base salary was increased to $400,000 per year effective as of January 1, 2007.  In 2003 there was significant uncertainty concerning the company's ability to continue with the development of its resource development programs.  This uncertainty was due to, among other things, the Metropolitan Water District of Southern California's decision in October 2002 to not accept the right of way grant offered by the U.S. Department of the Interior to our water storage and supply program and refusal to consider whether or not to certify the program's final environmental impact report.  In light of then existing circumstances, the written agreement entered into with Mr. Brackpool in 2003 reduced his base salary to 50% of its previous amount but also allowed Mr. Brackpool to provide services to Cadiz on a non-exclusive basis.

     Under Mr. Brackpool's leadership during the subsequent five years, our company has made significant progress towards resolving the uncertainties concerning our ability to continue developing our assets and in the development process.  The Compensation Committee has taken Mr. Brackpool's role in advancing the company's interests during this period, as well as the importance of his ongoing role in the development of our properties, into consideration in approving the increase in his base salary to its current level.  Mr. Brackpool's base salary remains lower than he was entitled to receive prior to February 2003.

     Mr. Richard Stoddard serves as Chairman and Chief Executive Officer of the Board of Managers of Cadiz Real Estate LLC, our subsidiary holding title to our land and water assets, pursuant to a consulting agreement with us.  Effective January 1, 2007, Mr. Stoddard received an increase in his monthly consulting fee to $25,000.  He had been receiving a monthly consulting fee of $20,833 since the commencement of his consulting agreement in 2002.  Given Mr. Stoddard's role in advancing the company's interests during the last several years, as well as the importance of his ongoing role in the development of our properties, the Compensation Committee believed an increase in his consulting fee to be appropriate.

     Mr. O'Donnell Iselin II serves as our Chief Financial Officer pursuant to an employment agreement negotiated and entered into when he joined us in September, 2005, at which time his annual base salary was established at its current rate of $165,000.

     PERFORMANCE-BASED CASH AWARDS.  The Compensation Committee believes that it is important to offer cash incentives to executives for the achievement of specified objectives that yield increased value for stockholders.  Although the Compensation Committee relies primarily upon the grant of equity based awards to reward executive performance (see "Long-Term Incentives" below), the Compensation Committee will utilize performance-based cash awards from time to time to provide additional incentives.  The Compensation Committee awarded Mr. Iselin a $20,000 cash bonus in 2007, an amount equivalent to 12.1% of his base salary.

     LONG-TERM INCENTIVES.  The primary form of incentive compensation that we offer to our executives consists of long-term incentives in the form of equity based awards.  This form of compensation is intended to help retain executives and motivate them to improve our long-term performance and hence long-term stock market performance.  The value of these equity based awards will increase as our stock price increases.

     The Compensation Committee views the grant of equity based awards as both a reward for past performance and an incentive for future performance.  Equity based awards may vest immediately upon grant, with the passage of time, at the discretion of the Board, and/or upon the achievement of certain specific performance goals.

     In December 2003, the Compensation Committee, the Board of Directors and our senior secured lender agreed to implement a Management Equity Incentive Plan (the "2003 Incentive Plan"), which provided equity based awards to our key personnel.  All shares and options authorized for issuance under the 2003 Incentive Plan have been allocated.  Therefore, in order for us to be able to continue to utilize equity based awards as our primary form of incentive compensation, it was necessary for us to implement a new equity incentive program.  To this end, in March 2007 our Board approved the adoption of a new incentive plan named the Cadiz Inc. 2007 Management Equity Incentive Plan (the "2007 Incentive Plan").  Our stockholders approved the 2007 Incentive Plan at the Company’s 2007 Annual Meeting of Stockholders.

     A total of 1,050,000 shares of our common stock may be issued under the 2007 Incentive Plan.

     Milestone-Based Deferred Stock:  An aggregate of 600,000 and 200,000 shares of the 1,050,000 shares authorized to be issued under the 2007 Incentive Plan have been authorized for issuance to Mr. Brackpool and Mr. Stoddard, respectively, upon the satisfaction of certain milestone conditions relating to the trading price of our common stock during the period commencing March 13, 2007 ending March 12, 2009 (the "Milestone Period") .

     If the trading price of our common stock is greater than or equal to $28 per share for any ten trading days (whether or not consecutive) falling within any period of thirty consecutive trading days within the Milestone Period, 300,000 shares of the Milestone-Based Deferred Stock will be issuable to Mr. Brackpool and 100,000 shares will be issuable to Mr. Stoddard, each vesting in four equal installments on January 1, 2008, January 1, 2009, January 1, 2010, and January 1, 2011 (or with respect to the January 1, 2008 and 2009 dates, such later date(s) as the applicable trading price issuance condition is satisfied).  If the trading price of our common stock is greater than or equal to $35 per share for any ten trading days (whether or not consecutive) falling within any period of thirty consecutive trading days within the Milestone Period, the remaining 300,000 and 100,000 shares will be issuable to Mr. Brackpool and to Mr. Stoddard, respectively, each vesting in four equal installments on January 1, 2008, January 1, 2009, January 1, 2010, and January 1, 2011 (or with respect to the January 1, 2008 and 2009 dates, such later date(s) as the applicable trading price issuance condition is satisfied).

     The vesting and issuance of the Milestone-Based Deferred Stock will generally be subject to the further condition that the participant be an employee, consultant or independent contractor for us at the time of vesting.  However, if the participant is terminated by us without cause, then the issuance of Milestone-Based Deferred Stock may be accelerated in whole or in part.

     Further, in the event a change in control of the Company occurs prior to the end of the Milestone Period at a time when the trading price of our common stock is at least $28 per share, then all of the Milestone-Based Deferred Stock shall vest and be immediately issuable.  If the trading price of our common stock is less than $28 per share at the time of the change of control, any Milestone-Based Deferred Stock, which had previously satisfied the $28 and/or $35 per share trading conditions, but had not been issued pending the passage of one or more vesting dates, shall vest and be immediately issuable.

     Time-Based Deferred Stock Grants: 150,000 shares of the 1,050,000 shares authorized to be issued under the 2007 Incentive Plan will be issuable to Richard E. Stoddard, subject to time-based vesting conditions.  The Time-Based Deferred Stock will vest and be issuable to Mr. Stoddard in three equal installments on January 1, 2008, January 1, 2009 and January 1, 2010.

     The vesting and issuance of any installment of the Time-Based Deferred Stock will generally be subject to the further condition that Mr. Stoddard be an employee, consultant or independent contractor for us on the relevant vesting date.  However, in the event Mr. Stoddard is terminated by us without cause, or in the event of a change of control of the Company, then all as yet unvested Time-Based Deferred Stock shall immediately vest and be issuable in full.

     Additional Option and/or Deferred Stock Grants:  The 2007 Incentive Plan provides that the 100,000 shares of common stock not reserved for issuance as Milestone-Based Deferred Stock or Time-Based Deferred Stock may be issuable in the form of shares of common stock subject to vesting conditions or as stock options.  The Committee is authorized to establish all of the terms and conditions applicable to each grant.  These terms and conditions will include the form of grant, the number of shares issuable under each grant, the recipient of each grant, and the vesting conditions applicable to each grant.

    In approving the adoption of the 2007 Incentive Plan, the Board believed that, given the nature of our company's business, increases over time in our company's trading price are the most reliable indicator of the company's progress in meeting its overall business goals.  In particular, the Board believed that the increase over our stock's then current trading price which would be necessary for these trading price conditions to be met would be evidence both of progress towards the satisfaction of our development goals and of the contribution made to such progress by the efforts of Mr. Brackpool and Mr. Stoddard.

    The number of shares allocated to Mr. Brackpool and Mr. Stoddard under the 2007 Incentive Plan were, as with their base salary, determined largely by negotiations between the parties.  In determining these amounts, weight was given to our general philosophy of making equity based awards our primary form of incentive compensation, to the passage of time subsequent to the adoption of our 2003 Incentive Plan, and to the long range nature of the plan.  Consistent with our past practice, we do not expect to implement equity incentive programs on an annual basis.

SEVERANCE AND CHANGE IN CONTROL PROVISIONS

     Our compensation arrangements with Messrs. Brackpool, Stoddard and Iselin provide for certain severance provisions and benefits associated with various termination scenarios, as well as certain vesting acceleration for equity-based compensation in the event of a change-in-control.  The severance and change in control provisions are designed to be competitive in the marketplace and provide security for these executives in the event that the Company is acquired and their position is impacted.  This will allow our executives to consider and implement transformative transactions of significant benefit to our stockholders without undue concern over their own financial situations.

     A summary of the severance and change-in-control provisions applicable to compensation arrangements with our executive officers named in the Summary Compensation Table, along with a quantification of the benefits available to each named officer, can be found in the section of this proxy statement captioned "Potential Payments upon Termination or Change in Control".

TAX AND ACCOUNTING CONSIDERATIONS

Impact of Code Section 162(m)

     The Compensation Committee has considered the impact of provisions of the Internal Revenue Code of 1986, specifically Code Section 162(m). Section 162(m) limits to $1 million our deduction for compensation paid to each of our executive officers, which does not qualify as "performance based".

     Shares of stock issued to executives under the 2003 Incentive Plan and shares to be issued under the 2007 Incentive Plan do not qualify as performance-based compensation, and therefore, the portion of the compensation expense related to the Plans that exceeds $1 million is not deductible.

     In light of our federal and state net operating loss carryforwards (approximately $87.6 million and $29.1 million as of December 31, 2007, respectively), we do not expect the tax deductions lost as a result of the application of Section 162(m) to have a material impact upon our financial results.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Company.  Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Murray H. Hutchison, Chairman
Raymond J. Pacini
Stephen J. Duffy
Winston H. Hickox

     The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows the compensation awarded to, earned by, or paid during the year ended December 31, 2007 to our chief executive officer and our chief financial officer and to the chief executive of our subsidiary, Cadiz Real Estate LLC.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Keith Brackpool Chairman, Principal Executive Officer and President	2007 2006	400,000 250,000	- -	1,398,861 451,475	- 203,917	29,457 14,991	1,828,318 920,383
O'Donnell Iselin II Principal Financial Officer and Secretary	2007 2006	165,000 165,000	20,000 41,250	- -	65,697 218,990	7,742 6,599	258,439 431,839
Richard E. Stoddard Chairman, Cadiz Real Estate LLC	2007 2006	300,000 250,000	- -	1,913,754 451,475	- 203,917	- -	2,213,754 905,392
________________________

(1)	The executive officers listed in the Summary Compensation Table above are our only executive officers.

(2)
This column discloses the dollar amount of compensation cost recognized in the respective fiscal year in accordance with FAS 123R. The assumptions used to value the stock options are disclosed in note 10 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2007 and are incorporated herein by reference.

(3)
2007 All Other Compensation includes a 401k match that is generally available to all employees.  Messrs. Brackpool and Iselin received $10,462 and $7,742, respectively, in 401k matching contributions.   In 2007, Mr. Brackpool’s Other Compensation also includes $18,995 of company paid expenses related to a leased automobile.   The value of perquisites for each of the other executive officers was less than $10,000, and thus no amount relating to perquisites is included in the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth each non-equity incentive plan award and equity award granted to our named executive officers during fiscal year 2007.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)		Estimated Future Payouts Under Equity Incentive Plan Awards Target (#) Shares	All Other Stock Awards: Number of Securities (#)
						Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards($)
Name	Grant Date(1)	Target ($)	Maximum ($)
(a)	(b)	(d)	(e)	(g)	(j)	(k)	(i)
Keith Brackpool	7/25/07 7/25/07	- -	- -	300,000(2) 300,000(3)	- -	- -	- -
O’Donnell Iselin II	-	-	-	-	-	-	-
Richard E. Stoddard	7/25/07 7/25/07 7/25/07	- - -	- - -	100,000(2) 100,000(3) -	- - 150,000(4)	- - -	- - -
________________________

(1)
The grant date set forth in this table is the date the grants became effective.  The Board of Directors approved the 2007 Incentive Plan and the issuance of shares thereunder on March 13, 2007, subject to stockholder approval and the filing of a registration statement for shares to be issued under the plan.

(2)
Under the terms of the 2007 Management Equity Incentive Plan that was approved by stockholders at the 2007 Annual Meeting, 400,000 shares of the Company’s common stock are issuable to Messrs. Brackpool and Stoddard if the closing price of the Company’s stock on the NASDAQ Global Market is equal to or greater than $28.00 per share for any ten trading days during any period of 30 consecutive trading days on or before March 12, 2009.  If these trading conditions are satisfied, the grants vest in four equal installments on January 1, 2008, January 1, 2009, January 1, 2010 and January 1, 2011 or, with respect to the January 1, 2008 and January 1, 2009 vesting dates, such later date that the share price condition is satisfied.

(3)
Under the terms of the 2007 Management Equity Incentive Plan that was approved by stockholders at the 2007 Annual Meeting, 400,000 shares of the Company’s common stock are issuable to Messrs. Brackpool and Stoddard if the closing price of the Company’s stock on the NASDAQ Global Market is equal to or greater than $35.00 per share for any ten trading days during any period of 30 consecutive trading days on or before March 12, 2009.  If these trading conditions are satisfied, the grants vest in four equal installments on January 1, 2008, January 1, 2009, January 1, 2010 and January 1, 2011 or, with respect to the January 1, 2008 and January 1, 2009 vesting dates, such later date that the share price condition is satisfied.

(4)
Under the terms of the 2007 Management Equity Incentive Plan that was approved by stockholders at the 2007 Annual Meeting, 150,000 shares of the Company’s common stock are issuable to Mr. Stoddard.  The grant vests in three equal installments on January 1, 2008, January 1, 2009 and January 1, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2007 for each named executive officer.

	Option Awards				Stock Awards
Name	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Shares of Stock That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(1)

Keith Brackpool	100,000	-	12.00	5/4/15	600,000	12,600,000

O'Donnell Iselin II	40,000	-	17.25	10/3/15	-	-

Richard E. Stoddard	100,000	-	12.00	5/4/15	350,000	7,350,000

________________________

(1)	Valued at the $21.00 closing price per share on the NASDAQ Global Market on December 31, 2007.

OPTION EXERCISES AND STOCK VESTED

     No stock options were exercised by named executive officers during 2007, and no restricted stock awarded to named executive officers vested during 2007.

PENSION BENEFITS

     We do not have any qualified or non-qualified defined pension benefit plan.

NONQUALIFIED DEFERRED COMPENSATION

     We do not have any non-qualified defined contribution plans or other deferred compensation plans.

EMPLOYMENT ARRANGEMENTS

     For the fiscal year ended December 31, 2007, Mr. Brackpool was compensated under an Agreement Regarding Employment pursuant to which Mr. Brackpool received base compensation of $400,000 per year, plus certain fringe benefits including the use of a leased automobile and life and disability insurance benefits funded by us. While this Agreement requires Mr. Brackpool to perform his services in a satisfactory manner, it does not require that his services be provided on a full-time basis.  Although the initial term of the Agreement Regarding Employment ended September 30, 2003, Mr. Brackpool continues to provide services to us upon the terms and conditions set forth in this Agreement.  See Compensation and Analysis - Long Term Incentives for a description of equity awards made to Mr. Brackpool in the year ended December 31, 2007.

     For the fiscal year ended December 31, 2007, Mr. Stoddard was compensated in accordance with a Consulting Agreement dated August 1, 2002, and extended on January 1, 2004, pursuant to which he received $25,000.00 per month and which continues on a month to month basis until terminated by either party. Under this agreement Mr. Stoddard serves as the Chairman and CEO of the Board of Managers of Cadiz Real Estate LLC, the subsidiary of Cadiz.  The agreement also provides that Mr. Stoddard will participate in the Management Equity Incentive Plan and as a member of the key management team in any further equity grants considered by the compensation committee of the Board of Directors of Cadiz.  See Compensation and Analysis - Long Term Incentives for a description of equity awards made to Mr. Stoddard in the year ended December 31, 2007.

     Mr. Iselin is compensated under an Employment Agreement pursuant to which he receives an annual base salary of $165,000.  Mr. Iselin is entitled to receive additional compensation in the form of bonuses at the sole discretion of the Board of Directors based on Mr. Iselin's performance. Mr. Iselin also received options from Cadiz' 2003 Management Equity Incentive Plan to purchase 40,000 shares of Cadiz' common stock at an exercise price of $17.25 per share, representing the fair market value of the Company's common stock as of the date of the Employment Agreement.  13,334 of the stock options vested upon commencement of employment,  13,333 vested upon the first anniversary of Mr. Iselin's employment with the Company and 13,333 vested upon the second anniversary of his employment.  The agreement also provides that Mr. Iselin shall be invited to participate in the 2007 Management Equity Incentive Plan and in further equity grants considered by the compensation committee of the Board of Directors of Cadiz.

     Mr. Iselin's Employment Agreement further provides for certain payments in the event of a termination of employment.  Additionally, the Company's Stock Option Agreement with all recipients of options under its 2003 Management Equity Incentive Plan, including Mr. Iselin, provides for the immediate vesting of all outstanding unvested options held by such recipient upon a termination of such recipient without cause.   See "Potential Payments Upon Termination or Change in Control", below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     The following table and summary set forth estimated potential payments we would be required to make to our named executive officers upon termination of employment or change in control of the Company, pursuant to each executive’s employment agreement in effect at year end. The table assumes that the triggering event occurred on December 31, 2007.

Name	Benefit	Termination without Cause or Resignation upon Company Material Breach ($)	Death or Disability ($)	Termination Following Change of Control ($)(1)

Keith Brackpool	Salary	-	-	-
	Bonus	-	-	-
	Equity Acceleration	-	-	12,600,000
	Benefits Continuation	-	-	-
	Total Value	-	-	12,600,000

O'Donnell Iselin II	Salary	82,500	41,250	165,000
	Bonus	-	-	-
	Equity Acceleration	-	-	-
	Benefits Continuation	14,563	-	29,126
	Total Value	97,063	41,250	194,126

Richard E. Stoddard	Salary	-	-	-
	Bonus	-	-	-
	Equity Acceleration	-	-	7,350,000
	Benefits Continuation	-	-	-
	Total Value	-	-	7,350,000

________________________

(1)	Valued at the $21.00 closing price per share on the NASDAQ Global Market on December 31, 2007.

Termination without Cause or Resignation upon Company Material Breach

     If Mr. Iselin is terminated by us without cause or he resigns due to a breach of his Employment Agreement by us, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits can then be lawfully made available by the Company) for one hundred eighty days following the effective date of the termination, as though Mr. Iselin were continuing to provide services to the Company under his Employment Agreement.   Mr. Iselin's severance would consist of a continuation of his base compensation and his fringe benefits, to the extent such benefits can then be lawfully made available by the Company.

     If Mr. Brackpool or Mr. Stoddard were terminated by us without cause, they would be entitled to, any shares, and such shares would immediately vest, of Milestone-Based Deferred Stock awarded under the 2007 Incentive Plan to which the trading price conditions had been satisfied and, in the event the termination of employment occurred prior to the end of the Milestone Period, they would be entitled to one half of any shares of Milestone-Based Deferred Stock as to which the trading price conditions had not been satisfied.   Furthermore, the remaining one half of such Milestone-Based Deferred Stock which was not eligible for immediate issuance upon termination of employment (in the event of a termination without cause) shall vest and become immediately issuable to the recipient if and upon the later satisfaction of the trading price conditions and all other applicable vesting conditions irrespective of the status of the recipient as an employee, consultant, or independent contractor of the company.

     In the case of Time-Based Deferred Stock awarded to Mr. Stoddard under the 2007 Management Equity Incentive Plan, in the event that Mr. Stoddard is terminated by us without cause, then all as yet unvested Time-Based Deferred Stock shall immediately vest and be issuable in full.

Termination of Employment Due to Death or Disability

     If Mr. Iselin dies or becomes disabled, he or his estate is entitled to receive severance for ninety days consisting of his base compensation.

Change in Control

     If Mr. Iselin is terminated by us following a change in control, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits can then be lawfully made available by the Company) for one year following the effective date of the termination, as though Mr. Iselin were continuing to provide services to the Company under his Employment Agreement.   Mr. Iselin's severance would consist of a continuation of his base compensation and his fringe benefits, to the extent such benefits can then be lawfully made available by the Company.

     In the event a change in control of the company occurs prior to the end of the Milestone Period at a time when the trading price of our common stock is at least $28 per share, then all of the Milestone-Based Deferred Stock shall vest and be immediately issuable.  If the trading price of our common stock is less than $28 per share at the time of the change of control, any Milestone-Based Deferred Stock, which had previously satisfied the $28 and/or $35 per share trading conditions, but had not been issued pending the passage of one or more vesting dates, shall vest and be immediately issuable.

      In the case of Time-Based Deferred Stock awarded to Mr. Stoddard under the 2007 Management Equity Incentive Plan, in the event of a change in control of the company, then all as yet unvested Time-Based Deferred Stock issuable to Mr. Stoddard shall immediately vest and be issuable in full.

DIRECTOR COMPENSATION

     The following table summarizes the compensation earned by each of the non-employee directors in 2007. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Stephen J. Duffy	30,000	19,684	-	49,684
Geoffrey Grant	30,000	9,842	-	39,842
Winston H. Hickox	30,000	14,763	-	44,763
Murray H. Hutchison	30,000	19,684	-	49,684
Raymond J. Pacini	30,000	19,684	-	49,684
Timothy J. Shaheen(3)	30,000	19,684	-	49,684
________________________

(1)
This column discloses the dollar amount of compensation cost recognized in 2007 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”). These awards were valued at the market value of the underlying stock on the date of grant in accordance with FAS 123R.

(2)	Directors of the Company do not receive stock option awards.

(3)
Effective January 1, 2008, Mr. Shaheen receives compensation for agricultural management consulting services not related to his services as a director pursuant to a Consulting Agreement between Cadiz and AG Derivatives, L.L.C., a California limited liability company.  Mr. Shaheen is the sole member and manager of AG Derivatives, LLC.  See “Certain Relationships and Related Transactions", below.

DIRECTOR COMPENSATION POLICY

     Under the Company's current compensation structure, all non-employee directors are entitled to receive, for each 12 month period ending June 30 of each year, the amount of $30,000, prorated for directors serving less than the full 12 months.  Payments are made in 4 quarterly installments of $7,500.  A director is entitled to a $7,500 fee for any quarter in which services are rendered.   Each June 30, non-employee directors are also entitled to receive a deferred stock award consisting of shares of the Company’s common stock with a value equal to $20,000 (calculated with reference to the average closing price of the Company’s common stock during the one month preceding the annual award date), prorated for directors serving less than the full 12 months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In fiscal 2007, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

AUDIT COMMITTEE REPORT

     As of December 31, 2007, the Audit Committee is composed of Raymond J. Pacini, Stephen J. Duffy and Winston H. Hickox.

     Each member of the Committee is an independent director as defined under the listing standards of the NASDAQ Global Market. The Committee operates under a written charter that is reviewed on an annual basis.  During fiscal 2007, the Audit Committee performed all of its duties and responsibilities under its charter.  The purpose of the Audit Committee is to assist the Board of Directors in its oversight of management's control of Cadiz' financial reporting processes.

     Management is responsible for the preparation, presentation, and integrity of Cadiz' financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  The Audit Committee reviews Cadiz' accounting and financial reporting process on behalf of the Board of Directors.  In that regard, of the four times the Committee met in 2007, three of these meetings and two meetings in 2008 were to exercise the Committee's responsibilities related to the Company's quarterly and annual financial statements for fiscal 2007 and management's assessment of the effectiveness of Cadiz' internal controls over financial reporting as of December 31, 2007.  During these meetings, the Committee reviewed and discussed with management and PricewaterhouseCoopers LLP, Cadiz' independent registered public accounting firm, Cadiz' consolidated financial statements, including its audited consolidated financial statements for the year ended December 31, 2007, and financial reporting process, including the system of internal controls over financial reporting and significant accounting policies applied by Cadiz.

     The Audit Committee also reviewed the report of management contained in Cadiz' Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission, as well as PricewaterhouseCoopers LLP's Report of Independent Registered Public Accounting Firm included in Cadiz' 2007 Annual Report on Form 10K related to its audit of: (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.  The Audit Committee continues to oversee Cadiz' efforts related to its internal control over financial reporting and management's preparations for the evaluation of its internal controls for fiscal 2008.

     The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of PricewaterhouseCoopers LLP. The Committee regularly meets in executive session with PricewaterhouseCoopers LLP, without management present, to discuss the results of their examinations, evaluations of Cadiz' internal controls and the overall quality of Cadiz' financial reporting.

     Cadiz' independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements of Cadiz and expressing an opinion on the conformity of Cadiz' financial statements with U.S. generally accepted accounting principles. The Committee discussed with Cadiz' independent registered public accounting firm the scope and plan for its audit including the review of internal controls prescribed in Section 404 of the Sarbanes-Oxley Act of 2002. The Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). PricewaterhouseCoopers LLP has provided the Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with PricewaterhouseCoopers LLP its independence from Cadiz. The Committee also considered the nature and scope of the non-audit services provided by PricewaterhouseCoopers LLP to Cadiz and the compatibility of these services with PricewaterhouseCoopers LLP's independence. The Committee pre-approves all audit and permitted non-audit services to be performed by Cadiz' independent registered public accounting firm pursuant to the terms of the Committee's written charter.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Cadiz' Annual Report on Form 10-K for the year ended December 31, 2007.  The Committee also appointed PricewaterhouseCoopers LLP as Cadiz' independent registered public accounting firm for 2008, and has recommended that such appointment be submitted to Cadiz' stockholders for ratification at the 2008 Annual Meeting of Stockholders.

THE AUDIT COMMITTEE

Raymond J. Pacini, Chairman
Stephen J. Duffy
Winston H. Hickox

PRINCIPAL ACCOUNTANT FEES AND SERVICES

     For the fiscal years ended December 31, 2007 and 2006, professional services were performed by PricewaterhouseCoopers LLP. Cadiz' audit committee annually approves the engagement of outside auditors for audit services in advance. The audit committee has also established complementary procedures to require pre-approval of all audit-related, tax and permitted non-audit services provided by PricewaterhouseCoopers LLP, and to consider whether the outside auditors' provision of non-audit services to Cadiz is compatible with maintaining the independence of the outside auditors. The audit committee may delegate pre-approval authority to one or more of its members. Any such fees pre-approved in this manner shall be reported to the audit committee at its next scheduled meeting. All services described below were pre-approved by the audit committee.

     All fees for services rendered by PricewaterhouseCoopers LLP aggregated $289,740 and $318,965 during the fiscal years ended December 31, 2007 and 2006, respectively, and were composed of the following:

     Audit Fees.  The aggregate fees billed for the audit of the annual financial statements during the fiscal years ended December 31, 2007 and 2006, for reviews of the financial statements included in the Company's Quarterly Reports on Form 10Q, and for assistance with and review of documents filed with the SEC were $265,740 for 2007 and $268,365 for 2006.

     Audit Related Fees.  No audit-related fees were billed by PricewaterhouseCoopers LLP to Cadiz during the fiscal years ended December 31, 2007 and 2006.

     Tax Fees.  Fees billed for tax services during the fiscal years ended December 31, 2007 and 2006 were $24,000 and $50,600, respectively.

     All  Other Fees.  No other fees were billed by PricewaterhouseCoopers LLP to Cadiz for services other than as discussed above during the fiscal years ended December 31, 2007 and 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There have been no transactions during our last fiscal year with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates requiring disclosure, except for a consulting arrangement between Cadiz and AG Derivatives, L.L.C., a California limited liability company, of which Mr. Shaheen is the sole member and manager.  Under the terms of the Consulting Agreement, dated January 1, 2008, AG Derivatives will receive $12,500 per month.   The Consulting Agreement provides that the agricultural management consulting services will be provided on a month to month basis until terminated by either party and that the consulting fee paid to AG Derivatives is in addition to, and not in lieu of, any compensation paid directly to Mr. Shaheen by Cadiz for Mr. Shaheen’s service, in his individual capacity, on the Board of Directors of Cadiz.

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

     The Audit Committee, pursuant to the Audit Committee Charter, reviews and approves transactions between the Company on the one hand and a related party, such as our directors, officers, employees, consultants and their family members, on the other hand.

PROPOSAL 2

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee has selected PricewaterhouseCoopers LLP as Cadiz' independent certified public accountants to audit the financial statements of Cadiz for the 2008 fiscal year.  Stockholder ratification of this appointment is not required by our bylaws or other applicable legal requirements.  However, consistent with our past practice, the appointment of PricewaterhouseCoopers LLP is being submitted to our stockholders for ratification.  In the event stockholders do not ratify PricewaterhouseCoopers LLP as Cadiz' independent registered public accountants for the 2008 fiscal year, the Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP, but will not be required to select another firm to audit Cadiz' financial statements.  Even if the stockholders do ratify the appointment, the Audit Committee, in its discretion, may appoint a different firm at any time during the year if it believes that such a change would be in the best interests of Cadiz and our stockholders.  PricewaterhouseCoopers LLP has advised Cadiz that neither it nor any of its partners or associates has any direct or indirect financial interest in or any connection with Cadiz other than as accountants and auditors.  A representative of PricewaterhouseCoopers LLP is expected to be present and available to answer appropriate questions at the annual meeting, and will be given the opportunity to make a statement if desired.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2.

OTHER MATTERS

     The Board of Directors does not know of any other matters that may come before the annual meeting. However, if any other matter shall properly come before the annual meeting, the proxy holders named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with their best judgment.

STOCKHOLDER PROPOSALS

     Any stockholder who wishes to present resolutions to be included in the proxy statement for Cadiz' next annual meeting (for the fiscal year ending December 31, 2008) must file such resolutions with Cadiz no later than November 28, 2008.

ADDITIONAL INFORMATION

     This proxy statement is accompanied by Cadiz' Annual Report on Form 10-K for the year ended December 31, 2007.  Exhibits to the Form 10-K will be made available to stockholders for a reasonable charge upon their written request to Cadiz, Attention: Corporate Communications, 550 S. Hope Street, Suite 2850, Los Angeles, California 90071.

By Order of the Board of Directors

Los Angeles, California
March 25, 2008

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY
CADIZ INC.
SOLICITED ON BEHALF OF THE COMPANY AND APPROVED BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Keith Brackpool and O'Donnell Iselin II, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place, and stead of the undersigned, to appear at the fiscal 2007 Annual Meeting of Stockholders of Cadiz Inc. to be held on the 9th day of May 2008 at 11 a.m., local time, at the law offices of Theodora Oringher Miller & Richman located at 2029 Century Park East, 6th Floor, Los Angeles, California 90067 (pursuant to the Notice of Annual Meeting dated March 25, 2008 and accompanying proxy statement), and at any postponement or adjournment thereof, and to vote all of the shares of Cadiz Inc. that the undersigned is entitled to vote with all the powers and authority the undersigned would possess if personally present in accordance with the following instructions.

(Continued on reverse side)

CADIZ INC.

Voting by telephone or Internet is quick, easy and immediate.  As a Cadiz Inc. stockholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Standard Time, on May 8, 2008.

Vote Your Proxy on the Internet:
www.continentalstock.com.
Have your proxy card available when you access the website. Follow the prompts to vote your shares.

Vote Your Proxy by Phone:
Call 1 (866) 894-0537.
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE
Vote Your Proxy by Mail:
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1 AND 2.  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE FOR THE PROPOSALS.

1.	ELECTION OF DIRECTORS	FOR	WITHHOLD
AUTHORITY
(To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below)			

01.	Keith Brackpool
02.	Murray H. Hutchison
03.	Timothy J. Shaheen
04.	Stephen J. Duffy
05.	Winston Hickox
06	Geoffrey Grant

2.	Ratification of PricewaterhouseCoopers LLP as independent auditor.	FOR	AGAINST	ABSTAIN
				

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signatures(s)_________________________________________	Signatures(s)________________________________________	Date________________________________

Please sign exactly as name appears hereon.  When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.